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                          NOTIFICATION OF ACCEPTANCE


Pursuant to Article 11 of the Mutual Funds Service Agreement (Transfer Agency Services) (the "Agreement") by and between Chase Global Funds Services Company ("Chase Global") and the Nuveen Funds, Chase Global hereby notifies Nuveen
Money Market Trust, on behalf of its initial series: Nuveen Money Market Fund, Nuveen Municipal Money Market Fund, Nuveen Institutional Tax-Exempt Money Market Fund, Nuveen California Tax-Exempt Money Market Fund and Nuveen New York Tax-Exempt Money Market Fund and Nuveen Flagship Municipal Trust, on behalf of its new series, Nuveen High Yield Municipal Bond Fund, of its acceptance to serve as Transfer Agent and to furnish the services set forth in the Agreement for the compensation set forth on Schedule A to the Agreement.

IN WITNESS WHEREOF, Chase Global has caused this notification to be executed on the 8th day of April 1999.

                      CHASE GLOBAL FUNDS SERVICES COMPANY



                      By:     /s/ Robert Boyles
                              --------------------------------------
                      Title:  Chairman and Chief Executive Officer

ATTEST:


By:     /s/ Helen A. Robichaud
        --------------------------------------
Title:  Vice President and
        Associate General Counsel